Exhibit 10.2

Uber Technologies, Inc.
1455 Market Street, 4th Floor
San Francisco, CA 94103

LETTER AGREEMENT REGARDING
TEMPORARY BASE SALARY CHANGE DUE TO COVID-19

Dear Dara,
As a result of challenges related to COVID-19 (Novel Coronavirus) facing Uber Technologies, Inc. (the “Company”), the Company and you have agreed that, effective as of the next payroll date of the Company and for a period through December 31, 2020, the Company will reduce your base salary by one hundred percent (100%), less the portion of your salary needed to fund your participation in the Company’s health and welfare benefit programs at your current level of benefits. Your base salary will resume at the current rate (i.e., the rate in effect before the reduction) as of January 1, 2021.
You hereby acknowledge and agree that, notwithstanding anything to the contrary in any agreement by and between you and the Company or any of its affiliates, including, but not limited to, any employment agreement or equity award, or any program, plan, or arrangement of the Company or any of its affiliates, the reduction in your base salary, as contemplated by this letter agreement, will not constitute "Good Reason" or a breach of any obligation of the Company or any of its affiliates under such agreement. In the event of your termination of employment by the Company without Cause or your termination for Good Reason under the terms of your Employment Agreement dated as of April 9, 2019 and the terms of the Company's Executive Severance Plan, severance pay shall be calculated without regard to the reduction in base salary contemplated by this letter agreement.
Except as otherwise provided herein, nothing in this letter agreement constitutes a waiver of any other compensation or benefits to which you may be entitled or a waiver of any of your rights under any agreement between you and the Company or any of its affiliates or any program, plan, or arrangement of the Company or any of its affiliates.
To indicate your acceptance of the terms and conditions of this letter agreement, please sign and date this letter agreement in the space provided below and return it to me.

ACCEPTED AND AGREED:

Uber Technologies, Inc.

/s/ Dara Khosrowshahi	By:	/s/ Nikki Krishnamurthy
Dara Khosrowshahi		Name: Nikki Krishnamurthy
Title: Chief People Officer

May 2, 2020	May 2, 2020
Date	Date
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